UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act OF 1934

Date of report (Date of earliest event reported):   May 13, 2009

BALLY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31558	88-0104066
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

6601 S. Bermuda Rd.
Las Vegas, Nevada		89119
(Address of Principal Executive		(Zip Code)
Offices)

Registrant’s telephone number, including area code:  (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On May 13, 2009, Bally Technologies, Inc. (the “Company”), amended the terms of certain outstanding options previously granted to certain members of the Board of Directors of the Company (the “Board”), including Mr. Richard Haddrill, the Company’s Chief Executive Officer, to extend the expiration date thereof, subject to certain conditions, as approved by the Board.  Specifically, the Company amended awards originally granted to each of Messrs. Haddrill, David Robbins, Jacques Andre and Kevin Verner (each, an “Optionee”) on January 8, 2004 of options to purchase 195,000 shares of Company common stock at an exercise price of $24.65 per share (each, a “Grant”).  Each Grant was originally scheduled to expire on July 8, 2011.

Pursuant to the amendments, any unexercised portion of a Grant will now expire on July 8, 2013, except that a Grant may expire prior to July 8, 2013 as follows:  (i) a Grant will expire on July 8, 2011 if the applicable Optionee ceases to serve as a member of the Board on or before July 8, 2011 for any reason other than the Optionee’s death or disability or the failure of the Company to nominate the Optionee for re-election to the Board, and (ii) a Grant will expire 60 days after the date the applicable Optionee ceases to serve as a member of the Board if the Optionee ceases to serve as a member of the Board after July 8, 2011 but on or before July 8, 2013 for any reason other than the Optionee’s death or disability or the failure of the Company to nominate the Optionee for re-election to the Board.  If an Optionee ceases to serve as a member of the Board because of the Optionee’s death or disability, the unexercised portion of such Optionee’s Grant shall expire in accordance with the provisions of the Company’s Amended and Restated 2001 Long Term Incentive Plan applicable in the case of death or disability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: May 15, 2009